Exhibit 99.1

ARTISANAL BRANDS, INC. APPOINTS JUDY REILEY DIRECTOR OF e-COMMERCE

●	David A. Dowe, MD Replaces John Nesbett as Director
●	Taylor Rafferty Appointed as Investor Relations Counsel

New York, New York – June 24, 2013 – Artisanal Brands, Inc. (OTCQB:AHFP), a marketer and distributor of specialty, artisanal and farmstead cheeses and other specialty food products, today announced that it has appointed Ms. Judy Reiley to the newly-created position of Director of e-Commerce. Ms. Reiley has more than 20 years of direct-to-consumer business and marketing experience, most recently as Senior Director of e-Commerce at Spiegel, LLC.

Daniel W. Dowe, President and Chief Executive Officer of Artisanal, said, “Judy’s experience with the same demographic groups targeted by Spiegel and Artisanal will help us gain greater marketing exposure and drive sales for our online product offering. Judy’s initial focus will be to expand our partnership programs with major accounts and execute a new, proprietary initiative to utilize the Artisanal CheeseClock™ in a revenue sharing plan with online wine merchants.” Ms. Reiley will also be responsible for expanding and improving the full customer online experience at www.artisanalcheese.com.

At its meeting held on June 19, 2013, the Company’s Board of Directors appointed David A. Dowe, MD to the Board. Dr. Dowe is a shareholder, lender and longtime supporter of Artisanal who currently has more than $1 million invested in the Company. Dr. Dowe is a director of the CT coronary care unit of Atlantic Medical Imaging, where he has held various positions for 21 years, including chief executive officer. In addition to his financial support, Dr. Dowe also introduced director Michael Headley to Artisanal. Mr. Headley subsequently loaned $1 million to the Company, became a large holder of Artisanal’s common stock and a director in 2012.

The Board of Directors has further accepted the resignation of Mr. John Nesbett, noting that Mr. Nesbett has served the Company with dedication, providing insightful service to the Board over the past five years. Mr. Nesbett is leaving the Board to devote more time to his other business interests.

The Company also announced that it has retained the services of Taylor Rafferty, a division of King Worldwide. Taylor Rafferty is one of the world’s leading investor relations and financial communications firms, and will work to raise awareness in the capital markets of Artisanal Brands and its compelling investment proposition.

About Artisanal Brands, Inc.

Artisanal Brands Inc. markets Artisanal Premium Cheese’s line of specialty, artisanal and farmstead cheese products, as well as other related specialty food products under its own brand, to food wholesalers and retailers, and directly to consumers through its catalogue and website, www.artisanalcheese.com. Artisanal Brands, Inc. is based in New York City.

Safe Harbor Statement

Forward-looking statements made in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in Company filings made with the U.S. Securities and Exchange Commission.

Investor Contact	Company Contact
Alan Oshiki Taylor Rafferty (212) 889-4350 Artisanal@Taylor-Rafferty.com	Daniel W. Dowe Artisanal Premium Cheese (212) 871-3139 ddowe@artisanalcheese.com

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